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                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VALENCE TECHNOLOGY ANNOUNCES RETURN OF FOUNDER LEV DAWSON AS CEO

HENDERSON, Nev., Dec. 4/PRNewswire/ -- Valence Technology, Inc. (Nasdaq:
VLNC), announced today that Mr. Cal Reed resigned as President, Chief Executive Officer and Chairman of the Board effective at the end of the year and that Company co-founder Mr. Lev Dawson is rejoining the Company as Chairman of the Board and Chief Executive Officer.

Mr. Reed joined the Company as President and Chief Operating Officer in July 1991 and became Chief Executive Officer in October 1993. "My commitment to the Company, originally anticipated for five years, has now been extended to six and a half years. With the class action litigation now resolved, I have decided to resign and devote my time to my family, my children and my grandchildren," said Mr. Reed. Carl Berg, co-founder and a member of the Board of Directors of Valence commented, "Cal has been a key member of the team, building Valence to what it is today and the entire Company thanks him for his dedication and long years of outstanding service. We all wish him happy sailing and fishing on his beloved boat that he has not been able to fully use for over six years."

Mr. Dawson co-founded Valence in March 1989 and served as Chief Executive Officer until April 1993. "I am thrilled at being able to rejoin a terrific Valence team at an exciting time in the life of the Company. I am looking forward to the challenge of building what Carl and I still believe today can become the leading rechargeable battery company in the world," said Mr. Dawson.

The information contained herein may include forward looking statements that involved risks and uncertainties. The development and potential success, as well as the outcome of the company's product development plans could differ materially from that presented here, depending on factors both within and outside the control of the company. Other risks are described from time to time in the company's SEC reports, including the company's report on Form 10-K for the year ended March 30, 1997.

Valence Technology, Inc. is engaged in research and development to produce advanced rechargeable batteries based on lithium and polymer technologies. Valence is traded on the Nasdaq National Market under the symbol VLNC.

For information on Valence Technology visit the Company's web site at www.Valence-Tech.com or by FAX, dial 800-PRO-INFO, code VLNC.

/CONTACT: Dave Archibald, VP, Finance of Valence Technology, 702-558-1000; or Jordan Goldstein, Investor, 415-986-1591, or Elizabeth Truax, General Information, 208-233-8323, both of Financial Relations Board, for Valence Technology.